Exhibit 99.1

FOR IMMEDIATE RELEASE

March 6, 2009

For Additional Information:

Cecil Whitmore

Investor Relations

Littlefield Corporation

512-476-5141 PH

512-476-5680 FX

cwhitmore@littlefield.com

Littlefield Corporation Announces

Impairment Charges

Austin, Texas - Littlefield Corporation (OTCBB: LTFD) today announced it plans to record special fourth quarter charges associated with a write-down of the carrying value of goodwill and certain contract termination costs. The goodwill impairment stems from the Company’s normal annual review of goodwill and other intangible assets in light of actual financial performance and changed economic conditions and certain specific underperforming bingo hall closures. The contract termination costs are associated with certain underperforming bingo halls. Final amounts have not yet been determined.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“During the fourth quarter we took actions to close or merge certain non-performing and underperforming halls. In addition, we made a very careful analysis of goodwill and other intangible assets associated with our business.

In light of the economic conditions, many companies have announced the write-down of the carrying values of their assets. The annual assessment of goodwill is a requirement under generally accepted accounting principles for the Company. This is a non-cash charge and does not effect the cash position of the Company.”

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

Littlefield Corporation is a Delaware Corporation headquartered in Austin, Texas whose corporate subsidiaries are involved as a licensed commercial lessor and promoter (in South Carolina only) with charitable bingo halls in Texas, South Carolina, Alabama and Florida. Over

100 charities conduct bingo in these charitable bingo halls and in 2008 earned $3,900,000 to fund their noble causes. In addition, the Company owns Premiere Tents & Events (party rental company).

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.